Exhibit 10.51

In the Name of Allah, The Beneficent, The Merciful!

MURABAHA AGREEMENT

FOR THE SALE AND PURCHASE OF COMMODITIES

Effective as of the latest of the dates on the signature page, THIS AGREEMENT is made BETWEEN:

(1)	First Abu Dhabi Bank PJSC, P.O. Box 6316 Abu Dhabi, United Arab Emirates (the “Seller”); and

(2)	M/s Brooge Petroleum and gas Investment Company FZC , P.O. Box: 50170, Fujairah, United Arab Emirates Emirates (the “Purchaser”).

IT IS HEREBY AGREED as follows:

1.	Introduction

The Purchaser wishes to avail itself of a single Murabaha contract arrangement to be made available to it by the Seller subject to and upon the terms herein contained, whereby the Seller will, at the request of the Purchaser, purchase commodities from suppliers on immediate delivery and immediate payment terms and will sell such commodities to the Purchaser on immediate delivery and deferred payment terms for specific period in compliance with the principles and rules of Murabaha as defined by the Sharia’ Fatwa and Supervisory Board of the Seller.

2.	Interpretation

2.1	In this Agreement and in the Schedules the following terms and expression shall have the meanings assigned to them herein unless the context requires otherwise.

“Acceleration Event”: any event so designated in Clause 7.1 and any event which, with the giving of notice or passage of time or the satisfaction of any other applicable condition, may become such an event.

“Acceptance Notice”: a notice to be sent to the Seller by the Purchaser accepting an offer to conclude Murabaha Contract substantially in the form set out in the Second Schedule or in such other form as the Purchaser and the Seller shall agree.

“Business Day”: a day on which:

(a)	the Seller and the Purchaser are open for business; and

(b)	banks are open for domestic and foreign exchange business and operations of the type contemplated herein.

“Commodities”: Islamically acceptable commodities comprised or intended to be comprised in Murabaha Contract.

“Cost Price”: in relation to any Commodities means all sums payable for the purchase of such Commodities from the Supplier and includes any Value Added Tax or Sales Tax or other similar tax where applicable plus any costs incurred by the Seller.

“Deferral Period”: in relation to Murabaha Contract means the period set out in the Third Schedule which shall be calculated by reference to the number of days from (and including) the Settlement Date to (but excluding) the Deferred Payment Date of Murabaha Contract.

“Deferred Payment Date(s)”: in relation to Murabaha Contract means the date(s) for payment of the Deferred Price pursuant to Murabaha Contract which date(s) shall be specified in the Offer Notice relating to Murabaha Contract.

“Deferred Price”: in relation to Murabaha Contract means the sums payable thereunder to the Seller by the Purchaser for the Commodities on the Deferred Payment Date and for the avoidance of doubt means the aggregate of the Cost Price and the Murabaha Profit.

“Finance Documents”: this Agreement, the Murabaha Contracts made pursuant to this Agreement and any other document designated as such by the Seller and the Purchaser.

“Guarantee(s)”: the guarantee(s) specified in the Third Schedule (if any) and any renewals or replacements thereof guaranteeing the Purchaser’s payment obligations under the Finance Documents.

“Guarantor(s)”: the obligor(s) under the Guarantee(s).

“Murabaha Contract”: a single (one-off) contract made pursuant to Clause 4 of this Agreement by the exchange of an Offer Notice and an Acceptance Notice between the Seller and the Purchaser for the sale of Commodities, which have been purchased by the Seller from the Supplier, to the Purchaser at the Deferred Price.

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“Murabaha Profit”: the Deferred Price less the Cost Price as set out in the Offer Notice and determined in accordance with the Third Schedule.

“Offer Notice”: a notice to be sent by the Seller to the Purchaser offering to conclude Murabaha Contract substantially in the form set out in the Second Schedule or in such other form as the Purchaser and the Seller shall agree.

“Offer to Sell to Third Party Purchaser”: an offer to sell to the Third Party Purchaser the commodities sold pursuant to Murabaha Contract, substantially in the form set out in the Sixth Schedule or in such other form as the Purchaser and Seller may agree.

“Order to Purchase”: a notice to be sent by the Purchaser to the Seller indicating a wish and a promise to purchase Commodities substantially in the form set out in the First Schedule or in such other form as the Purchaser and the Seller shall agrees

“Securities” the agreements, deeds or other documents specified in the Third Schedule executed in favour of the Seller or delivered to the Seller for the purpose of securing all or any of the Purchaser’s obligations under the Finance Documents.

“Settlement Date”: the due date for payment of the Cost Price by the Seller to the Supplier in respect of any Commodities.

“Supplier”: the original seller of the Commodities which are the subject of Murabaha Contract.

“Third Party Purchaser”: the third party purchaser of Commodities from the Purchaser, as identified in the Offer to Sell to Third Party Purchaser.

2.2	References to Clauses and Schedules are references to clauses of and schedules to this Agreement.

2.3	The Schedules to this Agreement form an integral part hereof

3.	Conditions of Arrangement

3.1	The Seller shall not be obliged to issue any Offer Notice to the Purchaser and the Seller’s willingness to enter into Murabaha Contract is subject to absolute discretion of the Seller.

3.2	The proposed Cost Price of the Commodities in relation to Murabaha Contract shall he not less than the minimum amount set out (if any) in the Third Schedule.

3.3	Murabaha Contract shall be on such terms that the last Deferred Payment Date applicable thereto shall fall on the date of expiry of the period commencing on the Settlement Date and extending over the period set out in the Third Schedule as the Deferral Period.

3.4	The Purchaser may not submit any Order to Purchase after the expiry of the availability period for first utilisation if such an availability period is specified in the Third Schedule.

3.5	The Murabaha Profit shall he determined on the basis set out in the Third Schedule.

3.6	The Purchaser undertakes to provide the Seller with the Securities.

3.7	The Seller shall not be bound to perform any obligation expressed to be assumed by it hereunder until the Seller shall have received in form and substance satisfactory to the Seller each of the documents specified in the Fourth Schedule (if any).

3.8	The conditions inserted in the Fourth Schedule (if any) are for the benefit of the Seller and the Seller may waive or defer the delivery of any such documents by the Purchaser and the Purchaser shall not be entitled to claim that it is not bound by the terms of this Agreement because of any such waiver or deferment.

3.9	The Purchaser undertakes to deliver to the Seller the financial statements required in the Fourth Schedule (if any) at the times and in the manner set out in that schedule.

4.	Implementation and Performance of Murabaha Contact

4.1	The Purchaser shall send the Seller an Order to Purchase to be received by the Seller not later than close of business in Abu Dhabi on the third Business Day before the proposed Settlement Date.

4.2	Subject to Clause 3.1, the Seller shall purchase the Commodities from the Supplier in accordance with the terms of the Order to Purchase and shall take delivery of the Commodities physically or constructively. The Seller shall then determine the Murabaha Profit and send the Purchaser an Offer Notice.

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4.3	Either party may initiate the Murabaha transaction by notifying the other by telephone or any other media of its desire to enter into such transaction in which case the Purchaser shall not have to send an Order to Purchase and shall, if it so wills, promise the Seller to immediately purchase the Commodities from the Seller (on such terns as may be agreed) once the Commodities have been acquired by the Seller.

4.4	If the Purchaser has received from the Seller an Offer Notice, then the Purchaser shall immediately purchase the commodities from the Seller by sending the Seller an Acceptance Notice.

4.5	As soon as the Seller has received the Acceptance Notice, Murabaha Contract upon the terms of the Offer Notice and the Acceptance Notice and incorporating the terms and conditions set out herein shall thereby be created.

4.6	In the event of the Purchaser’s failure to purchase the Commodities pursuant to Murabaha Contract, the Purchaser shall compensate the Seller in respect of all actual costs, claims and expenses of whatsoever nature suffered or incurred by the Seller as a result of such failure including the difference between the Cost Price and the sale price of the Commodities to a third party.

4.7	The Purchaser hereby unconditionally and irrevocably undertakes to pay on the Deferred Payment Date the Deferred Price to the account of the Seller specified in the Offer Notice, or to such other account as the Seller may from time to time notify in writing to the Purchaser.

4.8	The Seller does not wish to enter into Murabaha Contract to which any Value Added Tax, Sales Tax or other similar tax is applicable and the Purchaser will not propose such transactions. In any event, if any such tax is applicable to Murabaha Contract, it shall be included in the Cost Price.

4.9	The Seller hereby notifies the Purchaser that in accordance with the Seller’s internal rules and procedures all telephone calls made by or to the Purchaser concerning any proposed Murabaha Contract may be tape recorded by the Seller. Accordingly, the Purchaser (a) consents to the recording of the telephone conversations of trading, marketing and/or other personnel of the Purchaser and its officers, employees, agents and affiliates in connection with this Agreement or Murabaha Contract, (b) agrees to obtain any necessary consent of and give notice of such recording to its personnel and (c) agrees that recordings may be submitted in evidence in any proceedings relating to this Agreement or Murabaha Contract. The Purchaser hereby authorises the Seller to accept, rely and act upon telephone instructions received front the Purchaser or its authorised representatives. The Purchaser acknowledges full awareness of the risks associated with communications via telephone and the Seller shall have no liabilities for accepting, relying or acting upon such communication. The Purchaser agrees to indemnify the Seller against all losses, claims and costs incurred by the Seller as result of accepting, relying or acting upon such communication.

5.	Terms Applicable to Purchase and Sale of Commodities

5.1	The Commodities comprised in Murabaha Contract shall be sold by the Seller to the Purchaser upon the like terms as to shipment and delivery and otherwise as are applicable to the sale thereof by the Supplier to the Seller.

5.2	The Seller shall not be deemed to give to the Purchaser any warranty or representation whatsoever relating to the Commodities whether arising by implication, by law or otherwise and without prejudice to the generality of the foregoing any such warranty or representation is hereby expressly excluded to the extent permitted by law and sanctioned by the Sharia’.

5.3	The Seller shall, upon written request from the Purchaser, supply the Purchaser with copies of warrants or holding certificates for the Commodities bearing specific numbers thereof.

5.4	Following the conclusion of Murabaha Contract, the Purchaser shall be entitled (but not obligated) to appoint the Seller as the Purchaser’s messenger (without any liability on the Seller) to send to Third Party Purchaser the Offer to Sell to Third Party Purchaser for sale of the Commodities on the same day to Third Party Purchaser at no less than the Cost Price for immediate delivery and payment on that Settlement Date. The responsibility of the Seller in this respect shall only be that of a messenger and the Seller shall have no authority or liability to enforce or to guarantee the Third Party Purchaser’s payment of the sale price to the Purchaser. The execution of any transactions in accordance with this sub-clause shall not constitute any obligation on any party to execute any future transaction in the same manner regardless of how often such execution might have reoccurred.

5.5	The Purchaser hereby authorises the Seller to perform all the acts necessary to implement the duties provided for in the preceding sub-clause.

5.6	The Seller shall not be entitled to a fee or other remuneration in connection with its appointment as messenger under this Agreement.

5.7	The Seller may purchase the Commodities from Suppliers within transactions related to several transactions for a group of the Seller’s clients including the Purchaser.

5.8	The Seller may at any time set-off its obligation to pay amounts due to the Purchaser against the Purchaser’s obligation to pay amounts due to the Seller. The Seller agrees to provide to the Purchaser details of any such set-off.

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6.	Representations and warranties

The Purchaser hereby represents and warrants and at all times during the term of this Agreement shall be deemed to represent and warrant to the Seller that

(a)	the Purchaser has full power and authority to enter into each of the Finance Documents and that the execution of each of the Finance Documents has been duly authorised by all necessary corporate action;

(b)	to the best of the Purchaser’s knowledge, information and belief all information given to the Seller by the Purchaser in connection with any of the Finance Documents is true;

(c)	there are no governmental or administrative licenses or consents required on the part of the Purchaser to permit the entering into and due performance of each of the Finance Documents in accordance with their terms and that any filing or registration requirements on the part of the Purchaser have been complied with;

(d)	the obligations on the part of the Purchaser arising under each of the Finance Documents shall constitute valid, binding and enforceable obligations of the Purchaser;

(e)	neither the entering into nor the performance of any of the Finance Documents shall constitute or give rise to any breach of or default under any agreement by which the Purchaser is bound;

(f)	under the laws of the country of incorporation of the Purchaser in force at the date hereof the claims of the Seller against the Purchaser under each of the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors in respect of its other present and future unsecured obligations;

(g)	the execution of the Finance Documents by the Purchaser constitutes and the Purchaser’s exercise of its rights and performance of its obligations thereunder will constitute private and commercial acts done and performed for private and commercial purposes;

(h)	the Purchaser is not entitled to claim immunity from suit, execution, attachment or other legal process in any country.

7.	Acceleration Events

7.1	If any of the following events shall occur and be continuing:

(a)	any representation made by the Purchaser in or in connection with any Finance Document proves to have been incorrect or inaccurate when made or deemed to be made or at any time during the continuation of this Agreement;

(b)	the Purchaser fails to pay any sum due under any Finance Document at the time, in the currency and in the manner specified herein or therein;

(c)	the Purchaser defaults in the due performance of any other obligation under any of the Finance Documents;

(d)	there is a material and adverse change in the financial condition of the Purchaser or the Guarantor(s) which gives reasonable grounds in the opinion of the Seller to believe that he Purchaser or the Guarantor(s) may not (or may be unable to) perform its/their obligations under any Finance Document or Guarantee or (as the case may be);

(e)	the Purchaser is or becomes insolvent or makes a general assignment for the benefit of or a composition with its creditors or is declared bankrupt by a court of law or any steps are taken for its dissolution or winding-up (except for the purpose of reconstruction or amalgamation, where the Seller has been satisfied as to the transfer or otherwise of the Purchaser’s obligations under the Finance Documents) or for the appointment of a receiver, trustee or similar officer of the Purchaser or all or any of its assets;

(f)	If the trade license of the Purchaser is not renewed on any renewal due date, is withdrawn, cancelled or assigned to another party;

(g)	at any time it is unlawful for the Seller to make, fund or allow to remain outstanding any amount owing to the Seller under any Finance Document; or

(h)	any other event reasonably deemed by the Seller to be a sufficient reason that the Purchaser may not discharge any of its obligations under any Finance Document then, and in any such case, the Seller shall be entitled by written notice to the Purchaser:

(1)	to declare that the Purchaser shall no longer be entitled to submit any Order to Purchase;

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(2)	to declare in respect of any Offer Notice that such Offer Notice is void (in which event the Purchaser may not issue an Acceptance Notice related to such Offer Notice); and

(3)	to require the Purchaser to make immediate payment to the Seller of the Deferred Price in respect of Murabaha Contract then subsisting.

7.2	The Purchaser shall promptly notify the Seller of any Acceleration Event.

8.	Costs and Payment

8.1	The Purchaser shall compensate the Seller in respect of all actual claims, costs and expenses suffered or incurred by the Seller as a consequence of the Purchaser’s failure to comply with any of the terms and conditions of the Finance Documents.

8.2	The Purchaser shall pay all reasonable legal fees, out-of-pocket expenses and other costs of the Seller in connection with the enforcement by action or otherwise of any of the Finance Documents, or the recovery of any sum due hereunder or thereunder to the extent that such enforcement or action was caused by the Purchaser being in breach of such Finance Document.

8.3	The Purchaser shall pay all stamp, registration or other taxes (if any) to which any Finance Document is or at any time may be subject and shall indemnify the Seller against any liability now or hereafter imposed upon the Seller to make to any applicable authority payment of any Value Added Tax, Sales Tax or other tax in relation to the transactions carried out under any Finance Document.

8.4	If the Purchaser (by way of procrastination) fails to pay any amount due under any Finance Document at the time, in the currency, and in the manner specified herein or therein, then the Purchaser hereby undertakes to donate to charity an amount at the rate of 10% per annum of the overdue amount which shall be handed over to the Seller to be donated on the Purchaser’s behalf to such charitable foundations or scientific or medical institutions or for any other charitable cause as the Seller may select under the supervision of its Sharia’ Fatwa and Supervisory Board after deducting all actual claims, costs and expenses suffered or incurred by the Seller as a consequence of the Purchaser’s failure to comply with any of the terms and conditions of any of the Finance Documents. Any delay in payment shall be deemed procrastination unless proven otherwise.

8.5	All payments to be made by the Purchaser to the Seller pursuant to any Finance Document shall be made without any counterclaim or other deductions and in immediately available mid transferable funds for good value on the due date to the account specified in the Acceptance Notice or to such account at such bank as the Seller shall from time to time notify the Purchaser.

8.6	All payments shall be made by the Purchaser to the Seller without deduction for and free from any present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature imposed, levied, collected or assessed by any taxing authority.

8.7	If any payment due from the Purchaser falls on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day save where the next succeeding Business Day falls in the next calendar month in which event the payment shall be due and be made on the immediately preceding Business Day.

8.8	The Purchaser hereby authorises the Seller to apply any credit balance in any currency to which the Purchaser is entitled on any account of the Purchaser with the Seller or any of its branches or subsidiaries in satisfaction of any sum due and payable from the Purchaser hereunder or under Murabaha Contract; for this purpose the Seller is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. The Seller shall not be obliged to exercise any right given to it by this Clause.

9.	Law and Jurisdiction

9.1	This Agreement and every other Finance Documents made hereunder and the construction, performance and validity hereof and thereof shall be governed in all respects in accordance with the laws of the United Arab Emirates save to the extent these conflict with the rules and principles of the Islamic Sharia’, when the latter shall prevail. The parties hereto agree to be bound by the exclusive determination of the Sharia’ Fatwa and Supervisory Board of the Seller (the “Board”) as to whether any such conflict exists, and if it does the appropriate provision of the Islamic Sharia’ to be applied. The parties agree that the court(s) shall apply the applicable provision of the Islamic Sharia’ so determined by the Board.

9.2	The parties hereto recognise and agree that the principle of the payment of interest is repugnant to the Sharia’ and accordingly, to the extent that any legal system would (but for the provisions of this Clause) impose (whether by contract or by statute) any obligation to pay interest, the parties hereto hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other.

9.3	The parties hereto submit to the jurisdiction of the courts of the United Arab Emirates for the purpose of any proceedings arising out of or in connection with any of the Finance Documents.

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9.4	To the extent that the Purchaser may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Purchaser hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity in respect of its obligations under this Agreement and all other Finance Documents.

9.5	The Purchaser agrees that the process by which any suit, action or proceeding in the United Arab Emirates which may arise out of or in connection with any Finance Document is begun may be served on the Purchaser by being delivered at the address specified for such in the Fourth Schedule (if any). Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

10.	General Provisions

10.1	Entire Agreement

This Agreement constitutes the entire agreement between the parties. Each party confirms that it has not relied upon any representation not recorded in this document inducing it enter into this Agreement.

10.2	Severability

If any of the provisions of this Agreement is judged to be illegal or unenforceable, the continuation in full force and effect of the remainder of them will not be prejudiced unless rite substantive purpose of this Agreement is then frustrated, in which case either party may terminate this Agreement forthwith on written notice.

10.3	Waiver

No forbearance or delay by either party in enforcing its respective rights will prejudice or restrict the rights of that party, and no waiver of any such rights or of any breach of any contractual terns will be deemed to be a waiver of any other right or of any later breach.

10.4	Assignment

The Seller may assign or transfer all or any of its rights and/or obligations under this Agreement. The Purchase shall not transfer any of its rights or obligations under this Agreement without the prior written consent of the Seller (such consent not be unreasonably withheld).

10.5	Amendments

This Agreement may be amended with the prior written consent of both parties.

10.6	Notices

10.6.1	Any notices or other documents to be given, served or sent hereunder or in connection herewith shall be in accordance with the Fifth Schedule and shall be deemed to have been served when received.

10.6.2	Any notice received on a day which is not a Business Day for the addressee shall be deemed to have been given at its opening on the next succeeding Business Day.

10.6.3	The Purchaser hereby agrees to indemnify and hold the Seller harmless against all liabilities, costs, claims, losses, damages or expenses which the Seller may suffer or incur as a result of acting upon any instructions received by fax under the signature of the Purchaser or a purportedly authorised officer or representative of the Purchaser.

10.7	Counterparts

This Agreement may be entered into in the form of two counterparts, each executed by one of the parties, and, provided both the parties shall so execute this Agreement, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

10.8	Termination

No expiry or termination of this Agreement (as the case may be) shall affect the rights and obligations of either party hereunder in relation to Murabaha Contract if then subsisting.

AS WITNESS the hands of the duly authorised representatives of the parties hereto

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